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                            STOCK PURCHASE AGREEMENT

                                  BY AND AMONG

                     AMERICAN BANKERS INSURANCE GROUP, INC.,

                                DAVID K. JOHNSTON

                                       AND

                                 SHERRY L. SCOTT












                            DATED AS OF JULY 31, 1998










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                            STOCK PURCHASE AGREEMENT

         THIS AGREEMENT (the "Agreement") is made and entered into as of July 31, 1998 by and among American Bankers Insurance Group, Inc. , a Florida corporation having its principal business address at 11222 Quail Roost Drive, Miami, Florida 33157 (the "Purchaser"), and David K. Johnston ("Johnston") and Sherry L. Scott ("Scott") whose principal business address is 5760 N. High Street, Columbus, Ohio 43085 (collectively, the "Sellers").

         WHEREAS, the Sellers own, beneficially and of record, all of the issued and outstanding shares of the capital stock of Safeware, The Insurance Agency, Inc. (OH), an Ohio corporation ("Safeware OH"), Safeware, The Insurance Agency, Inc. (MI), a Michigan corporation ("Safeware MI"), The ComputerInsurance Agency, Inc., a California corporation ("CIA CA"), and The ComputerInsurance Agency, Inc. (OH), an Ohio corporation ("CIA OH") (collectively, the "Companies"); and

         WHEREAS, the Sellers desire to sell, and the Purchaser desires to purchase, all of the issued and outstanding shares of the capital stock of each of the Companies (collectively, the "Shares"), on the terms and subject to the conditions set forth in this Agreement;

         NOW, THEREFORE, in consideration of the covenants, promises and representations set forth herein, and for other good and valuable consideration, the parties agree as follows:

                                    ARTICLE I

                               CERTAIN DEFINITIONS

         1.1 CERTAIN DEFINITIONS. When used in this Agreement, the following terms shall have the respective meanings specified therefor below (such meanings to be equally applicable to both the singular and plural forms of the terms defined).

         "Affiliate" shall mean, with respect to any Person, any other Person directly or indirectly controlling, controlled by, or under common control with such Person. A Person shall be deemed to control another Person if such Person possesses, directly or indirectly, the power to direct or cause the direction of the management and policies of such other Person, or the power to appoint or dismiss the directors of or others performing similar functions for such other Person, whether through the ownership of voting securities, by contract or otherwise.

         "Agreement" shall have the meaning provided in the recitals hereto.

         "Balance Sheet Date" shall have the meaning provided in Section 3.6 hereof.

         "Closing" shall have the meaning provided in Section 2.4 hereof.

         "Closing Date" shall have the meaning provided in Section 2.4 hereof.

         "Code" shall mean the Internal Revenue Code of 1986, as amended.

         "Companies" shall have the meaning provided in the recitals hereto.



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         "Companies Intellectual Property Rights" shall have the meaning provided in Section 3.12 hereto.

         "Company Employee Plan" shall refer to any plan, program, policy, practice, contract, agreement or other arrangement providing for compensation, severance, termination pay, performance awards, stock or stock-related awards, fringe benefits or other employee benefits or remuneration of any kind, whether formal or informal, funded or unfunded, including without limitation, each "employee benefit plan", within the meaning of Section 3(3) of ERISA which is or has been maintained, contributed to, or required to be contributed to, by any of the Companies or any Affiliate for the benefit of any "Employee" (as defined below), and pursuant to which any such Company or any Affiliate has or may have any material liability, contingent or otherwise.

         "Company Insurance Contracts" shall have the meaning provided in
Section 3.26(b) hereof.

         "Employee" shall mean any current, former, or retired employee, officer, or director of any of the Companies or any Affiliate.

         "Employee Agreement" shall refer to each management, employment, severance, consulting, relocation, repatriation, expatriation, visa, work permit or similar agreement or contract between any of the Companies or any Affiliate and any Employee or consultant.

         "Environmental Permits" shall have the meaning provided for in Section 3.22(c) hereof.

         "ERISA" shall mean the Employee Retirement Income Security Act of 1974, as amended.

         "Governmental Entity" shall mean any court, administrative agency or commission, or other governmental authority or instrumentality.

         "Hazardous Materials" shall have the meaning provided for in Section 3.22(a) hereof.

         "IRS" shall mean the Internal Revenue Service.

         "Law" shall mean any constitution, treaty, convention, statute, law, code, ordinance, decree, order, rule, regulation, guideline, interpretation, direction, policy or request, or judicial or arbitral decision or judgment.

         "Liens" shall mean liens, security interests, options, rights of first refusal, easements, mortgages, charges, claims, indentures, deeds of trust, rights of way, restrictions on the use of real property, encroachments, licenses to third parties, leases to third parties, security agreements, or any other encumbrances and other restrictions or limitations on use of real or personal property or irregularities in title thereto.

         "Material Adverse Effect" shall mean an effect that is, or is reasonably likely to be, materially adverse to the business, properties, assets, liabilities, financial condition, results of operations or prospects of any of the Companies.

         "Multiemployer Plan" shall mean any "Pension Plan" (as defined below) which is a "multiemployer plan" as defined in Section 3(37) of ERISA.


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         "Pension Plan" shall refer to each Company Employee Plan which is an
"employee pension benefit plan" within the meaning of Section 3(2) of ERISA.

         "Person" shall mean any individual, partnership, limited liability company, corporation, trust, unincorporated association or other entity which is recognized as having legal personality under national or international Law.

         "Purchase Price" shall have the meaning provided in Section 2.2 hereof.

         "Purchaser" shall have the meaning provided in the preamble hereto.

         "Sellers" shall have the meaning provided in the preamble hereto.

         "Share Purchase" shall have the meaning provided in Section 2.1 hereof.

         "Share Register" shall mean, collectively, the register book maintained by any of the Companies setting forth the names and addresses of each of the owners of the shares of capital stock of such Company and the number of shares owned by each such owner, and indicating each transfer or encumbrance of shares by any owner thereof.

         "Shares" shall have the meaning provided in the recitals hereto.

          "Tax" or "Taxes" shall mean any net income, alternative or add-on minimum tax, advance, corporate, gross income, gross receipts, sales, use, ad valorem, franchise, profits, license, value-added, withholding, payroll, employment, recapture, excise, property, stamp or occupation tax, governmental fee or other like assessment or charge of any kind whatsoever, together with any interest or any penalty imposed by any governmental authority with respect thereto and any liability for such amounts as a result of either being a member of an affiliated group or of any contractual obligation with any other Person with respect to such amounts and including any liability for taxes of a predecessor entity.


                                   ARTICLE II
                           SALE AND PURCHASE OF SHARES


          2.1 SALE OF SHARES. On the terms and subject to the conditions set forth in this Agreement, the Sellers agree to sell and transfer to the Purchaser at the Closing (as hereinafter defined), and the Purchaser agrees to purchase from the Sellers at the Closing, the Shares, free and clear of all Liens (the "Share Purchase"). At or immediately following the Closing, the Sellers shall cause the Companies to duly enter the transfers of the Shares in their respective Share Registers.

          2.2 PURCHASE PRICE FOR SHARES. In consideration for the sale by the Sellers to the Purchaser of the Shares, the Purchaser shall pay to the Sellers on the Closing Date an aggregate of $4,700,000 by wire transfer in immediately available funds to the account specified by the Sellers (the "Purchase Price"). The Sellers shall specify the account to the Purchaser at least two business days prior to the Closing. For purposes of this Section 2.2, "business day" shall mean any day other than a Saturday, a Sunday or a day on which national banks in the United States are authorized or obligated by Law to close. The Purchase Price shall be allocated among the Shares of each of the Companies as set forth in Exhibit A hereto.



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          2.3 CONTINGENT PAYMENTS FOR SHARES.

          (a) In further consideration for the sale by the Sellers to the Purchaser of the Shares, the Purchaser agrees to pay to the Sellers, in annual increments for each of the four one-year periods immediately following the Closing, additional contingent payments not to exceed an aggregate of $3,000,000. Such payments shall be based upon, and subject to, the achievement by the Companies during such four-year period of specific financial results and shall be computed in accordance with the earn-out schedule attached hereto as Exhibit B. The Purchaser shall make the required computation and pay the amount due for each year within 60 days after the close of the year. All such computations shall be prepared in accordance with generally accepted accounting principles ("GAAP") applied on a consistent basis throughout such four-year period in the same manner as in the preparation of the Company Financial Statements (as defined in Section 3.6 hereof). Each such payment shall be accompanied by copies of all work papers generated by the Purchaser in making such computations, and the Purchaser shall afford the Sellers and their agents or representatives, including accountants and attorneys, reasonable access during regular business hours to such of the Companies' books and records concerning such computations as the Sellers may reasonably request. If any dispute arises between the Purchaser and the Sellers concerning the computation, the matter shall be resolved by submitting it to a major, national ("big six") firm of independent certified public accountants which will be selected by the Purchaser but will not be the accounting firm regularly retained by the Purchaser. The determination of the accounting firm with respect to such dispute shall be binding on the Purchaser and the Sellers, and the costs and expenses of such determination shall be borne equally by the Purchaser and the Sellers.

          (b) Solely as a courtesy to the Sellers, the Purchaser agrees that it will pay eight percent (8%) of any contingent payments payable to the Sellers pursuant to Section 2.3(a) of this Agreement to Marsh, Berry and Company, Inc., 7466 Auburn Road, Concord, Ohio 44077 ("Marsh, Berry"). Such payments by the Purchaser to Marsh, Berry shall be made at the same time that the related payments from which they shall be deducted are made to the Sellers under Section 2.3(a). Any such payments shall fully discharge the Purchaser's obligations to the Sellers under Section 2.3(a) to the extent of the amount thereof. Nothing herein shall create any rights in Marsh, Berry against the Purchaser or release the Sellers from any obligations they may have to Marsh, Berry. The Purchaser shall not be liable for any actions taken or omitted under this Section 2.3(b), and the Sellers shall indemnify and hold harmless the Purchaser against all claims, losses, liabilities, damages, deficiencies, costs and expenses, including reasonable attorneys' fees, which may be incurred by the Purchaser as a result of such actions or omissions, so long as the Purchaser shall have acted in good faith and without gross negligence.

          2.4 CLOSING. The Closing of the Share Purchase referred to in Section
2.1 (the "Closing") shall take place at 11:00 a.m. at the offices of Jorden Burt Boros Cicchetti Berenson & Johnson LLP, 777 Brickell Avenue, Suite 500, Miami, Florida 33131 on July 31, 1998, or at such other time, location and date as may be agreed upon by the parties hereto (the "Closing Date"). On the Closing Date, the Sellers shall deliver to the Purchaser, against payment as provided in
Section 2.2 hereof, certificates representing the Shares, duly endorsed in blank, or accompanied by stock powers duly endorsed in blank, with all necessary transfer tax and other revenue stamps, acquired at the Sellers' expense, affixed thereto.

          2.5 TRANSFER TAXES AND FEES. The Sellers shall pay all Taxes charged to grantors, transferors or assignors under applicable Law in connection with the transactions contemplated hereunder, together with all other transfer, sales, recording and filing fees resulting from the transfer of the Shares to the



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Purchaser. The Sellers, their successors and assigns shall indemnify and hold the Purchaser and the Companies harmless from and against any and all liabilities for any Taxes or fees for which the Sellers are liable in connection with any Tax on any gain on income recognized by the Sellers on or as a result of the sale or transfer of any Shares by the Sellers to the Purchaser.

          2.6 SECTION 338(H)(10) ELECTION. The Purchaser shall make an election under Section 338(h)(10) of the Internal Revenue Code of 1986, as amended (the "Code") (and any corresponding election under state, local and foreign Tax law), with respect to the purchase and sale of the shares of capital stock of Safeware OH and CIA CA pursuant to this Agreement (the "Section 338(h)(10) Elections"). Each of the Sellers shall join with the Purchaser in making the Section 338(h)(10) Elections and, in connection therewith, agrees to take all such actions and make all such filings (including filings, jointly with the Purchaser, of Forms 8023 with the IRS) as may be necessary or appropriate to implement the Section 338(h)(10) Elections in compliance with the Code and regulations thereunder. Neither Safeware OH nor CIA CA shall be liable for any Tax under Section 1374 of the Code in connection with the deemed sale of such Company's assets caused by the Section 338(h)(10) Elections. The Sellers shall include any income, gain, loss, deduction or other tax item resulting from the
Section 338(h)(10) Elections on their Tax returns to the extent permitted by applicable law. The Sellers shall also pay any Tax imposed on Safeware OH and/or CIA CA attributable to the Section 338(h)(10) Elections, including but not limited to: (i) any Tax imposed under Section 1374 of the Code, (ii) any Tax imposed under Regulation Section 1.338(h)(10)-1(e)(5) under the Code, and (iii) any state, local or foreign Tax imposed on the gain of either or both such Companies.

          2.7 TAX ADVICE. The Sellers are relying on their own tax advisors with respect to all matters related to this Agreement and acknowledge that the Purchaser, its officers, financial advisors, accountants and counsel are making no representations or warranties concerning the tax treatment of any such matter.

                                   ARTICLE III

                  REPRESENTATIONS AND WARRANTIES OF THE SELLERS

          The Sellers, jointly and severally, represent and warrant to the Purchaser, subject to the exceptions set forth in the Sellers' Disclosure Schedule attached hereto as Exhibit C (the "Disclosure Schedule"), as follows:

          3.1 ORGANIZATION OF THE COMPANIES. Each of the Companies is a corporation duly organized, validly existing and in good standing under the laws of its state of incorporation as identified in the recitals to this Agreement. Each of the Companies has the corporate power to own its property and to carry on its business as now being conducted and as proposed to be conducted by each such Company. Each of the Companies is duly qualified to do business and in good standing as a foreign corporation in each jurisdiction in which the failure to be so qualified would have a Material Adverse Effect. Each of the Companies has delivered a true and correct copy of its charter and bylaws, each as amended to date, to the Purchaser.

          3.2 CAPITAL STRUCTURES OF THE COMPANIES. The authorized capital stock of Safeware OH consists of 750 shares of Common Stock, without par value, of which 150 shares are issued and outstanding and held by the Sellers. The authorized capital stock of Safeware MI consists of 50,000



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shares of Common Stock, $1.00 par value per share, of which 1,000 shares are issued and outstanding and held by the Sellers. The authorized capital stock of CIA CA consists of 100,000 shares of Common Stock, without par value, of which 10,000 shares are issued and outstanding and held by the Sellers. The authorized capital stock of CIA OH consists of 500 shares of Common Stock, without par value, of which 500 shares are issued and outstanding and held by the Sellers. The Shares are duly authorized, validly issued, fully paid and non-assessable and are not subject to any preemptive rights created by statute, charter or bylaws or any agreement to which any of the Companies is a party or by which it is bound. There are no convertible securities, options, warrants, calls, rights, commitments or agreements of any character to which any of the Companies is a party or by which any of them is bound obligating such Company to issue, deliver, sell, repurchase or redeem, or cause to be issued, delivered, sold, repurchased or redeemed, any shares of the capital stock of such Company or obligating such Company to issue, grant, extend, accelerate the vesting of, change the price of, or otherwise amend or enter into any such convertible security, option, warrant, call, right, commitment or agreement. The respective shareholding and percentage ownership interests of each of the Sellers in each of the Companies are set forth in Exhibit A hereto.

          3.3 OFFICERS AND DIRECTORS; SUBSIDIARIES; AFFILIATES. All the duly elected or appointed officers and directors of the respective Companies are identified in Exhibit D hereto. Section 3.3 of the Disclosure Schedule sets forth for each of the Companies each of its subsidiaries and Affiliates and each Person in which such Company owns or has ever owned any shares of stock or any other interest.

          3.4 AUTHORITY. Each of the Sellers has the requisite capacity, power and authority to enter into this Agreement and to carry out his or her obligations and the transactions contemplated hereby. This Agreement has been duly and validly executed and delivered by each of the Sellers and is a valid and legally binding obligation of each of the Sellers, enforceable against each of them in accordance with its terms.

          3.5 NO CONFLICT; NO DEFAULT. The execution and delivery of this Agreement by each of the Sellers does not, and the consummation of the transactions contemplated hereby will not, conflict with, or result in any violation of, or default under (with or without notice or lapse of time, or both), or give rise to a right of termination, cancellation or acceleration of any obligation or loss of any benefit under (i) any provision of the charter or bylaws, each as amended, of any of the Companies or (ii) any material Lien, lease, contract or other agreement or instrument, permit, concession, franchise, license or Law applicable to such Company or its properties or assets or to either of the Sellers. No consent, approval, order or authorization of, or registration, declaration or filing with, any Governmental Entity, is required by or with respect to any of the Companies or the Sellers in connection with the execution and delivery of this Agreement or the consummation of the transactions contemplated hereby, except for such consents, authorizations, filings, approvals and registrations which, if not obtained or made, would not have a Material Adverse Effect.

          3.6 FINANCIAL STATEMENTS OF THE COMPANIES. The Sellers have previously delivered to the Purchaser true and complete copies for each of the Companies of
(i) an unaudited balance sheet as of December 31, 1997 (the "Balance Sheet Date") and unaudited statements of income, cash flows and stockholders' equity for the three years ended December 31, 1997 together with all notes thereto and
(ii) any regularly prepared unaudited balance sheets and statements of income, cash flows and stockholders' equity for all subsequent monthly and/or quarterly periods together with all notes thereto (collectively, the "Company Financial Statements"). Each of the Company Financial Statements has been prepared in




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accordance with GAAP applied on a consistent basis throughout the periods indicated (except as may be indicated in the notes thereto), and presents fairly the financial position, results of operations and cash flows of the Companies as of the dates and for the periods indicated, subject only, in the case of the interim statements referred to in clause (ii) above, to normal year-end adjustments that will not be material in amount or effect. There has been no material adverse change in the business, assets, operations or financial condition of any of the Companies since the Balance Sheet Date.

          3.7 NO UNDISCLOSED LIABILITIES. None of the Companies has any liabilities, either accrued or contingent (whether or not required to be reflected in financial statements in accordance with GAAP), and whether due or to become due, which individually or in the aggregate are material and (i) have not been reflected in the Company Financial Statements for such Company, (ii) have not been specifically described in this Agreement or in the Disclosure Schedule or (iii) are not normal or recurring liabilities incurred since the Balance Sheet Date in the ordinary course of business consistent with past practices.

          3.8 NO CHANGES. With respect to each of the Companies and since the Balance Sheet Date, there has not been, occurred or arisen any:

          (a) material adverse change in its financial condition, liabilities, assets, business or prospects;

          (b) amendments or changes in its charter or bylaws;

          (c) capital expenditure by such Company, either individually or in the aggregate, exceeding $10,000;

          (d) destruction, damage to, or loss of any assets (whether or not covered by insurance) that constitutes a Material Adverse Effect on the Company;

          (e) labor trouble or claim of wrongful discharge of which such Company has received written notice or of which it is aware, or other unlawful labor practice or action;

          (f) change in accounting methods or practices (including any change in depreciation or amortization policies or rates) by such Company;

          (g) revaluation by such Company of any of its assets;

          (h) declaration, setting aside, or payment of a dividend or other distribution with respect to the Shares of such Company, or any direct or indirect redemption, purchase or other acquisition by such Company of any of its Shares;

          (i) increase in the salary or other compensation payable or to become payable by such Company to any of its officers, directors or employees, or the declaration, payment, or commitment or obligation of any kind for the payment, by such Company, of a bonus or other additional salary or compensation to any such person;

          (j) acquisition, sale or transfer of any material asset of such Company other than in the ordinary course of business;



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          (k) amendment or termination of any material contract, agreement or license to which such Company is a party;

          (l) loan by such Company to any person or entity, or guaranty by such Company of any loan;

          (m) waiver or release of any material right or claim of such Company, including any write-off or other compromise of any account receivable of such Company;

          (n) commencement or notice or threat of commencement of any governmental proceeding against or investigation of such Company or its affairs, to the best of the knowledge of the Sellers;

          (o) other event or condition of any character that has or might reasonably be expected to have a Material Adverse Effect on such Company;

          (p) issuance or sale by such Company of any shares of its capital stock or of any other securities;

          (q) change in pricing or premiums or royalties set or charged by such Company; or

          (r) negotiation or agreement by such Company to do any of the things described in the preceding clauses (a) through (q) (other than negotiations with the Purchaser and its representatives regarding the transactions contemplated by this Agreement).

          3.9 TAX AND OTHER RETURNS AND REPORTS. Except for such matters that would not, individually or in the aggregate, have a Material Adverse Effect:

          (a) each of the Companies as of the Closing Date will have prepared and timely filed or made a timely request for extension for all required federal, state, local and foreign returns, estimates, information statements and reports (collectively the "Returns") relating to any and all Taxes concerning or attributable to such Company or its operations and such Returns are true and correct and have been completed in accordance with applicable Law;

          (b) each of the Companies as of the Closing Date: (i) will have paid or accrued all Taxes it is required to pay or accrue and (ii) will have withheld and timely remitted with respect to its Employees all federal and state income taxes, FICA, FUTA and other Taxes required to be withheld and remitted;

          (c) there are no Liens on the assets of any of the Companies relating to or attributable to Taxes other than Liens for taxes not yet due and payable;

          (d) for each of the Companies, the tax basis in its assets for purposes of determining its future amortization, depreciation and other federal income tax deductions is properly reflected on such Company's tax books and records;

          (e) each of the Companies has established (and until the Closing will establish) on its respective books and records reserves (to be specifically designated as an increase to current liabilities) that are adequate for the payment of all taxes not yet due and payable;

          (f) no federal, state, local or foreign audits or other administrative proceedings or court proceedings are presently pending with regard to any Taxes or Returns in respect of any of the Companies.


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


No tax authority has threatened or has any reasonable basis to assert against any of the Companies any deficiency or claim for additional taxes; and

          (g) none of the Companies is a party to or owes any amount under any tax-sharing or allocation agreement.

          3.10 RESTRICTIONS ON BUSINESS ACTIVITIES. There is no material agreement, judgment, injunction, order or decree binding upon any of the Companies which has or could reasonably be expected to have the effect of prohibiting or materially impairing any business practice of such Company, any acquisition of property by such Company or the conduct of business by such Company as currently conducted and as currently proposed to be conducted.

         3.11 TITLE OF PROPERTIES; ABSENCE OF LIENS AND ENCUMBRANCES; CONDITION OF EQUIPMENT.

          (a) Section 3.11(a) of the Disclosure Schedule sets forth all of the real property which each of the Companies owns or leases.

          (b) Each of the Companies has good and valid title to, or, in the case of leased properties and assets, valid leasehold interests in, all of its material tangible properties and assets, real, personal and mixed, used in its business, free and clear of any Liens except for such imperfections of title and encumbrances, if any, which are not substantial in character, amount or extent, and which do not materially detract from the value, or interfere with the present use, of the property subject thereto or affected thereby.

          (c) Section 3.11(c) of the Disclosure Schedule sets forth the fixed asset schedule of equipment (the "Equipment") owned or leased by each of the Companies. The Equipment is, taken as a whole with respect to each of the Companies, (i) adequate for the conduct of the business of such Company consistent with its past practice, (ii) suitable for the uses to which it is currently employed, (iii) in good operating condition, (iv) regularly and properly maintained, and (v) not obsolete, dangerous or in need of renewal or replacement, except for renewal or replacement in the ordinary course of business.

          3.12 INTELLECTUAL PROPERTY. Each of the Companies owns, or is licensed or otherwise entitled to use rights to, all patents, trademarks, trade names, service marks, copyrights, and any applications therefor, maskworks, net lists, schematics, technology, know-how, computer software programs or applications and tangible or intangible proprietary information or material that are used or currently proposed to be used in the business of such Company as currently conducted (the "Companies Intellectual Property Rights"). Section 3.12 of the Disclosure Schedule sets forth all patents, trademarks, registered and material unregistered copyrights, trade names and service marks, and any applications therefor, included in the Companies Intellectual Property Rights, and specifies the jurisdictions in which each Companies Intellectual Property Right has been issued or registered or in which an application for such issuance and registration has been filed, including the respective registration or application numbers and the names of all registered owners, together with a list for each of the Companies of all of its currently marketed software products and an indication as to which, if any, of such software products have been registered for copyright protection with the United States Copyright Office and any foreign offices and by whom such items have been registered. None of the Companies has received any request to make any such registration or is a party to any material licenses, sublicenses or other agreements pursuant to which such Company or any other person is authorized to use any Companies Intellectual Property Right or other


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

trade secret material to such Company. None of the Companies is, or will be as a result of the execution and delivery of this Agreement or the performance by the Sellers of their obligations hereunder, in violation of any license, sublicense or agreement described in Section 3.12 of the Disclosure Schedule. Each of the Companies is the sole and exclusive owner or licensee of, with all right, title and interest in and to (free and clear of any Liens), its Companies Intellectual Property Rights, and has sole and exclusive rights (and is not contractually obligated to pay any compensation to any third party in respect thereof) to the use thereof or the material covered thereby in connection with the services or products in respect of which such Companies Intellectual Property Rights are being used. No claims with respect to Companies Intellectual Property Rights have been asserted or, to the knowledge of each of the Companies, are threatened by any person, nor does any of the Companies know of any valid grounds for any bona fide claims (i) to the effect that the manufacture, sale, licensing or use of any product as now used, sold or licensed or proposed for use, sale or license by any of the Companies infringes on any copyright, patent, trade mark, service mark or trade secret, (ii) against the use by any of the Companies of any trademarks, trade names, trade secrets, copyrights, patents, technology, know-how or computer software programs and applications used in such Company's business as currently conducted or as proposed to be conducted, or (iii) challenging the ownership, validity or effectiveness of any Companies Intellectual Property Rights. All registered trademarks, service marks and copyrights held by any of the Companies are valid and subsisting. There is no material unauthorized use, infringement or misappropriation of any of the Companies Intellectual Property Rights by any third party, including any Employee of or consultant to any of the Companies. None of the Companies (i) has been sued or charged in writing as a defendant in any claim, suit, action or proceeding which involves a claim of infringement of any patents, trademarks, service marks, copyrights or violation of any trade secret or other proprietary right of any third party and which has not been finally terminated prior to the date hereof, (ii) has any knowledge of any such charge or claim or (iii) has any knowledge of any infringement liability with respect to, or infringement or violation by, such Company of any patent, trademark, service mark, copyright, trade secret or other proprietary right of another. No Companies Intellectual Property Right is subject to any outstanding order, judgment, decree, stipulation or agreement restricting in any manner the licensing thereof by any of the Companies. None of the Companies has entered into any agreement to indemnify any other person against any charge of infringement of any Companies Intellectual Property Right.

          3.13 AGREEMENTS, CONTRACTS AND COMMITMENTS. Except as disclosed in
Section 3.13 of the Disclosure Schedule, none of the Companies has or is a party to:

          (a)  any collective bargaining agreements;

          (b) any agreements that contain any unpaid severance liabilities or obligations;

          (c) any bonus, deferred compensation, incentive compensation, pension, profit-sharing or retirement plans, or any other employee benefit plans or arrangements;

          (d) any employment or consulting agreement, contract or commitment with an employee or individual consultant or salesperson or consulting or sales agreement, contract or commitment with a firm or other organization, not terminable by such Company within thirty (30) days without liability, except to the extent general principles of wrongful termination law may limit such Company's ability to terminate employees at will;

          (e) agreement or plan, including, without limitation, any stock option plan, stock appreciation right plan or stock purchase plan, any of the benefits of which will be increased, or the vesting of benefits of which will be accelerated, by the occurrence of any of the transactions contemplated by this Agreement or the value of any of the benefits of which will be calculated on the basis of any of the transactions contemplated by this Agreement;

          (f)  any fidelity or surety bond or completion bond;

          (g) any lease of personal property having a value individually in excess of $10,000;

          (h) any agreement of indemnification or guaranty not entered into in the ordinary course of business;

          (i) any agreement, contract or commitment containing any covenant limiting the freedom of such Company to engage in any line of business or compete with any person;

          (j) any agreement, contract or commitment relating to capital expenditures and involving future obligations in excess of $10,000;

          (k) any agreement, contract or commitment relating to the disposition or acquisition of assets not in the ordinary course of business or any ownership interest in any corporation, partnership, joint venture or other business enterprise;

          (l) any mortgages, indentures, loans or credit agreements, security agreements or other agreements or instruments relating to the borrowing of money or extension of credit, including guaranties referred to in clause (h) hereof;

          (m) any purchase order or contract for the purchase of raw materials or acquisition of assets involving $10,000 or more;

          (n)  any construction contracts;

          (o)  any distribution, joint marketing or development agreements;

          (p) any other agreement, contract or commitment which involves $5,000 or more and is not cancelable without penalty within thirty (30) days; or

          (q) any agreement which is otherwise material to such Company's business.

          None of the Companies has breached, or received in writing any claim or threat that it has breached, any of the terms or conditions of any material agreement, contract or commitment to which it is bound in such manner as would permit any other party to cancel or terminate the same.

          3.14 INTERESTED PARTY TRANSACTIONS. No officer or director of any of the Companies or person who owns at least ten percent (10%) of the outstanding capital stock of any of the Companies (nor any parent, child or spouse of any of such persons, or any trust, partnership or corporation in which any of such persons has or has had an interest), has or has had, directly or indirectly, (i) an interest in any entity which furnished or sold, or furnishes or sells, services or products which any of the Companies furnishes or sells or proposes to furnish or sell, or (ii) any interest in any entity which purchases from or sells or furnishes to any of the Companies any goods or services, or (iii) a beneficial interest in any contract or agreement described in Section 3.13; provided, that ownership of no more than one percent (1%) of the outstanding voting stock of a publicly traded corporation shall not be deemed an "interest in any entity" for purposes of this
Section 3.14.

          3.15 GOVERNMENTAL AUTHORIZATION. Section 3.15 of the Disclosure Schedule accurately lists each material federal, state, county, local or foreign governmental consent, license, permit, grant, or other authorization issued to any of the Companies (i) pursuant to which such Company currently operates or holds any interest in any of its properties or (ii) which is required for the operation of its business or the holding of any such interest (herein collectively called "Company Authorizations"), which Company Authorizations are in full force and effect and constitute all Company Authorizations required to permit the Companies to operate or conduct their business or hold any interest in their properties.

          3.16 LITIGATION. There is no action, suit, claim or proceeding of any nature pending, or to the best knowledge of the Sellers, threatened against any of the Companies, its properties or any of its officers or directors, in their capacities as agents of such Company. To the best of the knowledge of the Sellers, there is no investigation pending or threatened against any of the Companies, its properties or any of its officers or directors, in their capacities as agents of such Company, by or before any Governmental Entity. To the best of the knowledge of the Sellers, and except as set forth in Section
3.16 of the Disclosure Schedule, no Governmental Entity challenges or questions the legal right of any of the Companies to offer or sell any of its products as they are now being offered or sold, and none of the Companies is or ever has been subject to any judgment, order, fine, cease and desist order or other sanction entered in an action, suit or proceeding initiated by a Governmental Entity.

          3.17 MINUTE BOOKS. The minute books of each of the Companies have been made available to counsel for the Purchaser and contain complete and accurate minutes of all meetings of directors and shareholders or actions by written consent since the time of incorporation of each of the Companies.

          3.18 BROKERS' AND FINDERS' FEES. None of the Companies has incurred or will incur, directly or indirectly, any liability for brokerage or finders' fees or agents' commissions or any similar charges in connection with this Agreement or any transaction contemplated hereby.

          3.19 INSURANCE. Section 3.19 of the Disclosure Schedule sets forth for each of the Companies all insurance policies or fidelity bonds covering the assets, business, equipment, properties, operations, employees, officers and directors of such Company.

          3.20 COMPLETE COPIES OF MATERIALS. The Sellers have delivered or made available true and complete copies of each document (or summaries of same) which has been requested by the Purchaser.

          3.21 BINDING AGREEMENTS; NO DEFAULT. Each of the contracts, agreements and other instruments shown on the Exhibits or on any lists or statements set forth in the Disclosure Schedule to which any of the Companies is a party is a legal, binding, and enforceable obligation by or against such Company (assuming such contract, agreement or instrument has been duly authorized, executed and delivered by the other party(ies) thereto and except to the extent that its non-enforceability would not have a Material Adverse Effect on such Company), and no party with whom any of the Companies has an agreement or contract is, to the best knowledge of the Sellers, in material default thereunder or has breached any material terms or provisions thereof (subject to all applicable bankruptcy, insolvency, reorganization and other laws applicable to creditors' rights and remedies and to the exercise of judicial discretion in accordance with general principles of equity).

          3.22 ENVIRONMENTAL MATTERS.

          (a) None of the Companies has: (i) operated any underground storage tanks at any property that such Company has at any time owned, operated, occupied or leased; or (ii) illegally released any amount of any substance that has been designated by any Governmental Entity or by applicable federal, state or local law as radioactive, toxic, hazardous or otherwise a danger to health or the environment, including, without limitation, PBS, asbestos, petroleum, urea-formaldehyde and all substances listed as hazardous substances pursuant to the Comprehensive Environmental Response, Compensation, and Liability Act of 1980, as amended, or defined as a hazardous waste pursuant to the United States Resource Conservation and Recovery Act of 1976, as amended, and the regulations promulgated pursuant to said laws, (a "Hazardous Material"), but excluding janitorial supplies properly and safely maintained. No Hazardous Materials are present, in a form or concentration which would result in a violation of law or present a risk to human health or the environment, as a result of the deliberate actions of any of the Companies or, to the knowledge of the Sellers, as a result of any actions of any third party or otherwise, in, on or under any property, including the land and the improvements, ground water and surface water thereof, that any of the Companies has at any time owned, operated, occupied or leased.

          (b) None of the Companies has transported, stored, used, manufactured, disposed of, released or exposed its employees or others to Hazardous Materials in violation of any law in effect on or before the Closing Date, nor has any of the Companies disposed of, transported, sold, or manufactured any product containing a Hazardous Material (any or all of the foregoing being collectively referred to as "Hazardous Materials Activities") in violation of any Law promulgated by any Governmental Entity and in effect on or before the date hereof to prohibit, regulate or control Hazardous Materials or any Hazardous Material Activity.

          (c) Each of the Companies currently holds all environmental approvals, permits, licenses, clearances and consents (the "Environmental Permits") necessary for the conduct of such Company's Hazardous Material Activities and other businesses of such Company as such activities and businesses are currently being conducted.

          (d) No action, proceeding, revocation proceeding, amendment procedure, writ, injunction or claim is pending or, to the knowledge of the Sellers, threatened against any of the Companies concerning any Environmental Permit, Hazardous Material or any Hazardous Materials Activity of such Company, and the Sellers are not aware of any fact or circumstance which could involve any of the Companies in any environmental litigation or impose upon any of the Companies any environmental liability.

          3.23 EMPLOYEE MATTERS AND BENEFIT PLANS.

          (a) Section 3.23(a) of the Disclosure Schedule contains an accurate and complete list of each Company Employee Plan and each Employee Agreement, together with a schedule of all liabilities under any Employee Agreement, whether or not accrued, under each such Company Employee Plan or Employee Agreement. None of the Companies has any stated plan or commitment to establish any new

Company Employee Plan or Employee Agreement, to modify any Company Employee Plan or Employee Agreement (except to the extent required by law or to conform any such Company Employee Plan or Employee Agreement to the requirements of any applicable law, in each case as previously disclosed to the Purchaser in writing, or as required by this Agreement), or to enter into any Company Employee Plan or Employee Agreement.

          (b) The Sellers have made available to the Purchaser (i) correct and complete copies of all documents embodying or relating to each Company Employee Plan and each Employee Agreement including all amendments thereto and written interpretations thereof; (ii) the most recent annual actuarial valuations, if any, prepared for each Company Employee Plan; (iii) the three most recent annual reports (Series 5500 and all schedules thereto), if any, required under ERISA or the Code in connection with each Company Employee Plan or related trust; (iv) if the Company Employee Plan is funded, the most recent annual and periodic accounting of Company Employee Plan assets; (v) the most recent summary plan description together with the most recent summary of material modifications, if any, required under ERISA with respect to each Company Employee Plan; (vi) all IRS determination letters and rulings relating to Company Employee Plans and copies of all applications and correspondence to or from the IRS or the Department of Labor ("DOL") with respect to any Company Employee Plan; (vii) in the case of Multiemployer Plans, all valuation reports, summaries of contributions and statements or schedules or notices of liabilities received from such Multiemployer Plan at any time during the three years preceding the date of this Agreement; (viii) all communications material to any Employee or Employees relating to any Company Employee Plan and any proposed Company Employee Plans, in each case, relating to any amendments, terminations, establishments, increases or decreases in benefits, acceleration of payments or vesting schedules or other events which would result in any material liability to the Company; and (ix) all registration statements and prospectuses prepared in connection with each Company Employee Plan.

          (c) (i) Each of the Companies has performed in all material respects all obligations required to be performed by it under each Company Employee Plan and each Company Employee Plan has been established and maintained in all material respects in accordance with its terms and in compliance with all applicable Laws, including but not limited to ERISA and the Code; (ii) no "prohibited transaction" within the meaning of Section 4975 of the Code or
Section 406 of ERISA, for which there is no statutory exemption available under
Section 408 of ERISA, has occurred with respect to any Company Employee Plan;
(iii) there are no actions, suits or claims pending, or, to the knowledge of the Sellers, threatened or anticipated (other than routine claims for benefits) against any Company Employee Plan or against the assets of any Company Employee Plan; (iv) each Company Employee Plan can be amended, terminated or otherwise discontinued after the Closing in accordance with its terms, without liability to the Companies or the Purchaser (other than ordinary administration expenses typically incurred pursuant to an amendment or a termination event); (v) there are no inquiries or proceedings pending or, to the best knowledge of the Sellers or any Affiliates, threatened by the IRS or DOL with respect to any Company Employee Plan; and (vi) neither any of the Companies nor any Affiliate is subject to any penalty or tax with respect to any Company Employee Plan under
Section 402(i) of ERISA or Section 4975 through 4980 of the Code.

          (d) None of the Companies has ever maintained, established, sponsored, participated in, or contributed to, any Pension Plan which is subject to Part 3 of Subtitle B of Title I of ERISA, Title IV of ERISA or Section 412 of the Code.

          (e) At no time has any of the Companies contributed to any Multiemployer Plan.

          (f) No Company Employee Plan provides, or has any liability to provide, life insurance, medical or other employee benefits to any Employee upon his or her retirement or termination of employment for any reason, except as may be required by statute.

          (g) The execution of this Agreement and the consummation of the transactions contemplated hereby will not (either alone or upon the occurrence of any additional or subsequent events) constitute an event under any Company Employee Plan, Employee Agreement, trust or loan that will or may result in any payment (whether of severance pay or otherwise), acceleration, forgiveness of indebtedness, vesting, distribution, increase in benefits or obligation to fund benefits with respect to any Employee. No payment or benefit which will or may be made by any of the Companies or the Purchaser or any of their respective Affiliates with respect to any Employee will be characterized as an "excess parachute payment," within the meaning of Section 280G(b)(1) of the Code.

          (h) Each of the Companies (i) is in compliance in all material respects with all applicable Laws respecting employment, employment practices, terms and conditions of employment and wages and hours, in each case, with respect to Employees; (ii) has withheld all amounts required by Law or by agreement to be withheld from the wages, salaries and other payments to Employees; (iii) is not liable for any arrears of wages or any taxes or any penalty for failure to comply with any of the foregoing; and (iv) is not liable for any payment to any trust or other fund or to any governmental or administrative authority, with respect to unemployment compensation benefits, social security or other benefits or obligations for Employees (other than routine payments to be made in the normal course of business and consistent with past practice).

          (i) No work stoppage or labor strike against any of the Companies is pending or, to the best knowledge of the Sellers, threatened. None of the Companies is involved in or, to the best knowledge of the Sellers, threatened with, any labor dispute, grievance, or litigation relating to labor, safety or discrimination matters involving any Employee, including, without limitation, charges of unfair labor practices or discrimination complaints, which, if adversely determined, would, individually or in the aggregate, result in a material liability to such Company or the loss of a material benefit by such Company. None of the Companies has engaged in any unfair labor practices within the meaning of the National Labor Relations Act which would, individually or in the aggregate, directly or indirectly result in a material liability to such Company or the loss of a material benefit by such Company. None of the Companies is now or has been in the past a party to, or bound by, any collective bargaining agreement or union contract with respect to Employees and no collective bargaining agreement is being negotiated by any of the Companies.

          3.24 REPRESENTATIONS COMPLETE. None of the representations or warranties made by the Sellers, nor any statement made in any list or other statement separately certified by the Sellers, nor any Schedule, Exhibit or certificate furnished by the Sellers or any of the Companies pursuant to this Agreement, when all such documents are read together in their entirety, contains or will contain any untrue statement of a material fact as of the Closing, or omits or will omit to state any material fact necessary in order to make the statements contained herein or therein, in the light of the circumstances under which made, not misleading.

          3.25 THIRD PARTY CONSENTS. Section 3.25 of the Disclosure Schedule sets forth each consent, waiver or approval that is needed from any third party in order to effect the Share Purchase or any of the transactions contemplated by this Agreement.

          3.26 INSURANCE COMPLIANCE MATTERS.

          (a) Except as to matters of which neither of the Sellers is aware and which do not individually or in the aggregate result in a Material Adverse
Effect: (i) each of the Companies is duly licensed or otherwise authorized to conduct the business of insurance in each jurisdiction where it is required to be so licensed or authorized; (ii) the business and operations of each of the Companies have been conducted in compliance with all applicable Laws regulating the business of insurance, including all applicable directives of insurance regulatory authorities and market conduct recommendations resulting from market conduct examinations of insurance regulatory authorities (collectively, "Insurance Laws"); and (iii) each of the Companies and its agents have marketed, sold and issued insurance products in compliance with Insurance Laws applicable to the business of such Company and in the respective jurisdictions in which such products have been sold. None of the Companies is subject to any order or decree of any insurance regulatory authority relating specifically to such Company (as opposed to insurance companies generally), and each of the Companies has filed all reports required to be filed with any insurance regulatory authority.

          (b) To the best of the knowledge of the Sellers, and except as to matters which do not, either individually or in the aggregate, result in a Material Adverse Effect, all agreements of insurance that are issued by any of the Companies (the "Company Insurance Contracts"), and any and all marketing materials used by any of the Companies, are, to the extent required under applicable Laws, on forms approved by applicable insurance regulatory authorities or which have been filed with and not objected to by such authorities within the period provided for objection, and such forms comply with Insurance Laws applicable thereto and, as to premium rates established for Company Insurance Contracts which are required to be filed with or approved by insurance regulatory authorities, the rates have been so filed or approved, the premiums charged conform thereto, and such premiums comply with applicable Insurance Laws.

          3.27 COMPLIANCE WITH OTHER LAWS. In addition to Insurance Laws, and except as to matters of which neither of the Sellers is aware and which do not, either individually or in the aggregate, result in a Material Adverse Effect, each of the Companies has complied with, is not in violation of, and has not received any notices of violation with respect to, any Law with respect to the conduct of its business, or the ownership or operation of its business.

          3.28 TANGIBLE NET WORTH. At the Closing, the Companies collectively will have a tangible net worth (total stockholders equity less intangible assets) of zero.

          3.29 CERTAIN TAX MATTERS.

          (a) Safeware OH has been a validly electing S corporation within the meaning of Sections 1361 and 1362 of the Code at all times during such Company's existence. CIA CA has been a validly electing S corporation within the meaning of Sections 1361 and 1362 of the Code at all times since October 1, 1995. Both Safeware OH and CIA CA will be S corporations up to and as of the Closing.

          (b) Neither Safeware OH nor CIA CA has, in the past 10 years, (i) acquired assets from another corporation in a transaction in which such Company's Tax basis for the acquired assets was determined, in whole or in part, by reference to the Tax basis of the acquired assets (or other property) in the hands of the transferor, or (ii) acquired the stock of any corporation which is a "qualified subchapter S subsidiary" within the meaning of Section 1361(b)(3)(B) of the Code. ]


                                   ARTICLE IV

                 REPRESENTATIONS AND WARRANTIES OF THE PURCHASER

          The Purchaser represents and warrants to the Sellers, subject to the exceptions previously certified in writing by the Purchaser, as follows:

          4.1 ORGANIZATION, STANDING AND POWER. The Purchaser is a corporation duly organized, validly existing and in good standing under the laws of the State of Florida. The Purchaser has the corporate power to own its properties and to carry on its business as now being conducted.

          4.2 AUTHORITY. The Purchaser has all requisite corporate power and authority to enter into this Agreement and to consummate the transactions contemplated hereby. The execution and delivery of this Agreement and the consummation of the transactions contemplated hereby have been duly authorized by all necessary corporate action on the part of the Purchaser. This Agreement has been duly executed and delivered by the Purchaser and constitutes the valid and binding obligation of the Purchaser. The execution and delivery of this Agreement do not, and the consummation of the transactions contemplated hereby will not, conflict with, or result in any violation of, or default (with or without notice or lapse of time, or both), or give rise to a right of termination, cancellation or acceleration of any obligation or to loss of a benefit under (i) any provision of the Certificate of Incorporation or Bylaws of the Purchaser or (ii) any mortgage, indenture, lease, contract or other agreement or instrument, permit, concession, franchise, license, judgment, order, decree, statute or Law applicable to the Purchaser or its properties or assets. No consent, approval, order or authorization of, or registration, declaration or filing with, any Governmental Entity, is required by or with respect to the Purchaser in connection with the execution and delivery of this Agreement by the Purchaser or the consummation by the Purchaser of the transactions contemplated hereby, except for such consents, authorizations, filings, approvals and registrations which if not obtained or made would not have a Material Adverse Effect on the Purchaser.

          4.3 REPRESENTATIONS COMPLETE. None of the representations or warranties made by the Purchaser herein, nor any statement made in any list or other statement separately certified by the Purchaser, or in any Schedule, Exhibit or certificate furnished by the Purchaser pursuant to this Agreement, when all such documents are read together in their entirety, contains or will contain any untrue statement of a material fact as of the Closing, or omits or will omit to state any material fact necessary in order to make the statements contained herein or therein, in the light of the circumstances under which made, not misleading.

          4.4 LITIGATION. There is no action, suit, proceeding, claim, arbitration or investigation pending, or as to which the Purchaser has received any notice of assertion or as to which the Purchaser has a reasonable basis to expect such notice of assertion, against the Purchaser which in any manner challenges or seeks to prevent, enjoin, alter or materially delay any of the transactions contemplated by this Agreement.

          4.5 BROKERS' AND FINDERS' FEES. The Purchaser has not incurred, and will not incur, directly or indirectly, any liability for brokerage or finders' fees or agents' commissions or any similar charges in connection with this Agreement or any transaction contemplated hereby.


                                    ARTICLE V

                          CONDUCT PRIOR TO THE CLOSING

          5.1 CONDUCT OF BUSINESSES OF THE COMPANIES. During the period from the date of this Agreement and continuing until the earlier of the termination of this Agreement or the Closing, the Sellers shall cause each of the Companies (except to the extent that the Purchaser shall otherwise consent in writing) to carry on its business in the usual, regular and ordinary course in substantially the same manner as heretofore conducted, to pay its debts and Taxes when due subject (i) to good faith disputes over such debts or Taxes and (ii) in the case of Taxes, to the Purchaser's consent to the filing of material Returns if applicable, to pay or perform other obligations when due, and, to the extent consistent with such business, use all reasonable efforts consistent with past practice and policies to preserve intact such Company's present business organization, keep available the services of its present officers and key employees and preserve their relationships with customers, suppliers, distributors, licensors, licensees, and others having business dealings with it, to the end that the goodwill and ongoing business of each of the Companies shall be unimpaired at the Closing. The Sellers shall promptly notify the Purchaser of any event or occurrence not in the ordinary course of business of any of the Companies which could have a Material Adverse Effect. Except as expressly contemplated by this Agreement, the Sellers shall not cause or permit any of the Companies to, and none of the Companies shall, without the prior written consent of the Purchaser:

          (a) Enter into any commitment or transaction (i) which requires performance over a period longer than six months in duration except transactions in the ordinary course of business, or (ii) to purchase fixed assets for a purchase price in excess of $10,000;

          (b) Grant any severance or termination pay (i) to any director or officer or (ii) to any other employee except (x) payments made pursuant to standard written agreements outstanding on the date hereof and as disclosed in
Section 3.13 of the Disclosure Schedule or (y) in the case of employees who do not have standard written agreements, payments of up to two months salary;

          (c) Transfer to any person or entity any rights to Companies Intellectual Property Rights other than nonexclusive object code licenses;

          (d) Enter into or amend any agreements pursuant to which any other party is granted marketing or other rights of any type or scope with respect to any products or technology of such Company;

          (e) Violate, amend or otherwise modify the terms of any of the contracts set forth in the Disclosure Schedule;

          (f)  Commence any litigation;

          (g) Declare or pay any dividends on or make any other distributions (whether in cash, stock or property) in respect of any of its capital stock (provided that dividends may be paid consistent with the tangible net worth requirement set forth in Section 3.28), or split, combine or reclassify any of its capital stock or issue or authorize the issuance of any other securities in respect of, in lieu of or in substitution for shares of capital stock of such Company, or repurchase or otherwise acquire, directly or indirectly, any shares of its capital stock;

          (h) Issue, deliver or sell or authorize or propose the issuance, delivery or sale of, or purchase or propose the purchase of, any shares of its capital stock or securities convertible into, or subscriptions, rights, warrants or options to acquire, or other agreements or commitments of any character obligating it to issue any such shares or other convertible securities;

          (i) Cause or permit any amendments to its Articles of Incorporation or Bylaws;

          (j) Acquire or agree to acquire by merging or consolidating with, or by purchasing a substantial portion of the assets of, or by any other manner, any business or any corporation, partnership, association or other business organization or division thereof, or otherwise acquire or agree to acquire any assets which are material, individually or in the aggregate, to the business of such Company;

          (k) Sell, lease, license or otherwise dispose of any of its properties or assets which are material, individually or in the aggregate, to the business of such Company, except in the ordinary course of business;

          (l) Incur any indebtedness for borrowed money or guarantee any such indebtedness or issue or sell any debt securities of such Company or guarantee any debt securities of others except with respect to an existing lease line in an amount not more than $10,000;

          (m) Adopt or amend any employee benefit plan, or enter into any employment contract except for offer letters in such Company's standard form for newly hired employees, pay any special bonus or special remuneration to any director or employee, or increase the salaries or wage rates of its employees;

          (n) Revalue any of its assets, including without limitation writing down the value of inventory or writing off notes or accounts receivable other than in the ordinary course of business;

          (o) Pay, discharge or satisfy in an amount in excess of $10,000 in any one case any claim, liability or obligation (absolute, accrued, asserted or unasserted, contingent or otherwise), other than the payment, discharge or satisfaction in the ordinary course of business of liabilities reflected or reserved against in such Company's financial statements (or the notes thereto);

          (p) Make or change any material election in respect of Taxes, adopt or change any accounting method in respect of Taxes, file any material Return or any amendment to a material Return, enter into any closing agreement, settle any claim or assessment in respect of Taxes, or consent to any extension or waiver of the limitation period applicable to any claim or assessment in respect of Taxes; or

          (q) Take, or agree in writing or otherwise to take, any of the actions described in Sections 5.1(a) through (p) above, or any action which would make any of the representations or warranties of the Sellers with respect to such Company contained in this Agreement untrue or incorrect or prevent the Sellers from performing their covenants hereunder.

          5.2 NO SOLICITATION. After the date of this Agreement and prior to the Closing, the Sellers shall not, and shall not cause or permit any of the Companies (or any officers, directors, agents, representatives or Affiliates thereof), directly or indirectly, with any party other than the Purchaser and its designees, to:

          (a) solicit, encourage, initiate or participate in any negotiations or discussions with respect to any offer or proposal to acquire all or substantially all of the business and properties of any of the Companies or to purchase or acquire capital stock of any of the Companies, whether by merger, purchase of assets, tender offer or otherwise;

          (b) disclose any information not customarily disclosed to any person (other than attorneys or financial advisors for any of the Companies) concerning the business and properties of the Companies or afford to any person or entity access to their properties, books or records; or

          (c) assist or cooperate with any person to make any proposal to purchase all or any part of the capital stock or assets of any of the Companies.

          In the event any of the Companies shall receive any such written offer or proposal, directly or indirectly, of the type referred to in clause (a) or
(c) above, or any request for disclosure or access pursuant to clause (b) above, the Sellers shall immediately inform the Purchaser as to all material facts relating to any such offer or proposal (including the identity of the party making such offer or proposal and the specific terms thereof) and will cooperate with the Purchaser by furnishing any information it may reasonably request.

          5.3 STRATEGIC AGREEMENTS. The Sellers shall not cause or permit any of the Companies, without the prior written consent of the Purchaser, which consent will not be unreasonably withheld, to enter into any strategic alliance, joint development or joint marketing agreement during the period from the date of this Agreement and continuing until the earlier of the termination of this Agreement or the Closing.

                                   ARTICLE VI

                              ADDITIONAL AGREEMENTS

          6.1 CONSULTING AND NONCOMPETITION AND OTHER AGREEMENTS. At or before the Closing, each of Johnston and Scott will enter into a consulting and noncompetition agreement in substantially the form attached hereto as Exhibit E. Effective as of the Closing, the Sellers will cause Ken Johnston to enter into an agreement with Safeware OH in substantially the form of Exhibit F hereto.

          6.2 ACCESS TO INFORMATION. The Sellers shall cause each of the Companies to afford the Purchaser and its accountants, counsel and other representatives reasonable access during normal business hours during the period prior to the Closing to (a) all of such Company's properties, books, contracts, commitments and records, and (b) all other information concerning the business, properties and personnel of such Company as the Purchaser may reasonably request. The Sellers shall cause each of the Companies to provide to the Purchaser and its accountants, counsel and other representatives copies of internal financial statements promptly upon request. No information or knowledge obtained in any investigation pursuant to this Section 6.2 shall affect or be deemed to modify any representation or warranty contained herein or the conditions to the obligations of the parties to consummate the transactions contemplated by this Agreement. The Purchaser agrees to treat as confidential and not to disclose to third parties, except as required by law or otherwise provided herein, all information furnished pursuant to this Section 6.2 except information which: (i) is or becomes generally available to the public other than as a result of disclosure by the Purchaser in violation of this Section 6.2; (ii) was available to or in the possession of the Purchaser on a non-confidential basis prior to its being furnished pursuant to this Section 6.2; or (iii) was received by the Purchaser from a third party known by the Purchaser not to be bound by a confidentiality agreement with respect thereto. The Purchaser may disclose such information to its lending bank, to the Purchaser's agents, including its accountants and attorneys, and to Cendant Corporation. In the event this Agreement is terminated and the Share Purchase abandoned, the Purchaser shall return to the Sellers all such information that is in written or other tangible form.

          6.3 EXPENSES. All expenses incurred in connection with this Agreement shall be the obligation of the party incurring such expenses.

          6.4 PUBLIC DISCLOSURE. Unless otherwise required by Law, prior to the Closing no disclosure (whether or not in response to an inquiry) regarding the terms of this Agreement and the transactions contemplated hereby shall be made by any party hereto unless approved by the Purchaser and the Sellers prior to release, provided that such approval shall not be unreasonably withheld, subject, in the case of the Purchaser, to the Purchaser's obligation to comply with applicable securities laws.

          6.5 CONSENTS. The Purchaser shall use its best efforts to obtain all consents and approvals required to be obtained by it for the consummation of the Share Purchase. The Sellers shall use their best efforts, and shall cause each of the Companies to use its best efforts, to obtain all necessary consents, waivers and approvals under any of such Company's material contracts, licenses, leases or other agreements in connection with the transactions contemplated by this Agreement. All such necessary consents are set forth in Section 6.5 of the Disclosure Schedule.

          6.6 LEGAL REQUIREMENTS. The Purchaser and the Sellers will take, and the Sellers will cause each of the Companies to take, all reasonable actions necessary to comply promptly with all legal requirements which may be imposed on any of them with respect to the consummation of the transactions contemplated by this Agreement, to cooperate with and furnish information to any party hereto necessary in connection with any such requirements imposed upon such other party in connection with the consummation of the transactions contemplated by this Agreement, and to obtain (in cooperation with the other parties hereto) any consent, approval, order or authorization of, or any registration, declaration or filing with, any Governmental Entity or other person, required to be obtained or made in connection with the taking of any action contemplated by this Agreement.

          6.7 BEST EFFORTS; ADDITIONAL DOCUMENTS AND FURTHER ASSURANCES. Each of the parties to this Agreement shall each use its best efforts to effectuate the transactions contemplated hereby and to fulfill and cause to be fulfilled the conditions to the Closing under this Agreement. Each party hereto, at the reasonable request of another party hereto, shall execute and deliver such other instruments and do and perform such other acts and things as may be necessary or desirable for effecting completely the consummation of this Agreement and the transactions contemplated hereby.

                                   ARTICLE VII

                       CONDITIONS TO PARTIES' OBLIGATIONS

          7.1 CONDITIONS TO OBLIGATIONS OF THE PURCHASER. The obligations of the Purchaser to purchase the Shares on the Closing Date shall be subject to the satisfaction at or prior to the Closing of each of the following conditions, any of which may be waived, in writing, exclusively by the Purchaser:

          (a) TRUTH OF REPRESENTATIONS AND WARRANTIES. The representations and warranties of the Sellers contained in this Agreement and in any Schedule or Exhibit attached hereto shall be true and correct in all material respects on and as of the Closing Date with the same effect as though such representations and warranties had been made on and as of such date, and the Purchaser shall have received a certificate signed by each of the Sellers, dated the Closing Date, to such effect.

          (b) PERFORMANCE OF AGREEMENTS. All of the agreements of the Sellers to be performed prior to the Closing pursuant to the terms of this Agreement shall have been duly performed in all material respects, and the Purchaser shall have received a certificate signed by each of the Sellers, dated the Closing Date, to such effect.

          (c) CONSULTING AND NONCOMPETITION AGREEMENTS. Scott and Johnston shall have entered into the consulting and/or noncompetition agreements provided for in Section 6.1 of this Agreement.

          (d) NO INJUNCTIONS OR RESTRAINTS; ILLEGALITY; NO LITIGATION. No temporary restraining order, preliminary or permanent injunction or other order issued by any court of competent jurisdiction or other legal restraint or prohibition preventing the consummation of the Share Purchase shall be in effect, nor shall any proceeding brought by any Governmental Entity, domestic or foreign, seeking any of the foregoing be pending; nor shall there be any action taken, or any Law enacted, entered, enforced or deemed applicable to such transaction which makes the consummation thereof illegal. No other action, suit or proceeding shall have been instituted or, to the best knowledge of the Sellers, threatened before a court or other government body or before any arbitrator or by any public authority wherein an unfavorable judgment, injunction, order, decree, ruling or charge would restrain or prohibit any of the transactions contemplated hereby or limit or restrict the operation of the business of any of the Companies following such any such transaction.

          (e) CONSENTS AND APPROVALS. All governmental and third-party consents, waivers and approvals, if any, disclosed on any Schedule attached hereto or necessary to permit the consummation of the transactions contemplated by this Agreement shall have been received.

          (f) OPINION OF THE SELLERS' COUNSEL. The Sellers shall have furnished the Purchaser with an opinion, dated the Closing Date, of counsel reasonably satisfactory to the Purchaser and the Purchaser's counsel, which shall be in form and substance reasonably satisfactory to the Purchaser.

          (g) RESIGNATIONS. Effective as of the Closing, each of the Sellers shall have resigned all of his or her positions, and shall have caused all other persons to have resigned all of their positions, as officers and/or directors of the Companies.

          (h) NO MATERIAL ADVERSE CHANGES. There shall not have occurred any material adverse change in the business, properties, results of operations or financial condition of any of the Companies since the Balance Sheet Date.

          7.2 CONDITIONS TO OBLIGATIONS OF THE SELLERS. The obligations of the Sellers to sell the Shares on the Closing Date shall be subject to the satisfaction at or prior to the Closing of each of the following conditions, any of which may be waived, in writing, exclusively by the Sellers:

          (a) TRUTH OF REPRESENTATIONS AND WARRANTIES. The representations and warranties of the Purchaser contained in this Agreement shall be true and correct in all respects on and as of the Closing Date with the same effect as though such representations and warranties had been made on and as of such date, and the Sellers shall have received a certificate signed by an authorized officer of the Purchaser, dated the Closing Date, to such effect.

          (b) PERFORMANCE OF AGREEMENTS. All of the agreements of the Purchaser to be performed prior to the Closing pursuant to the terms of this Agreement shall have been duly performed, and the Sellers shall have received a certificate signed by an authorized officer of the Purchaser, dated the Closing Date, to such effect.

          (c) CONSULTING AND NONCOMPETITION AND OTHER AGREEMENTS. Scott and Johnston shall have entered into the consulting and/or noncompetition agreements provided for in Section 6.1 of this Agreement. The Sellers shall have caused Ken Johnston to enter into the agreement provided for in Section 6.1 of this Agreement.

          (d) NO INJUNCTIONS OR RESTRAINTS; ILLEGALITY. No temporary restraining order, preliminary or permanent injunction or other order issued by any court of competent jurisdiction or other legal restraint or prohibition preventing the consummation of the Share Purchase shall be in effect, nor shall any proceeding brought by any Governmental Entity, domestic or foreign, seeking any of the foregoing be pending; nor shall there be any action taken, or any Law enacted, entered, enforced or deemed applicable to such transaction which makes the consummation thereof illegal.

                                  ARTICLE VIII

           SURVIVAL OF REPRESENTATIONS AND WARRANTIES; INDEMNIFICATION

          8.1 SURVIVAL OF REPRESENTATIONS AND WARRANTIES. All representations and warranties in this Agreement or in any instrument delivered pursuant to this Agreement shall survive the Share Purchase and continue for a period of 18 months after the Closing Date, provided, however, that as to the Sellers the representations and warranties relating or pertaining to Taxes set forth in
Section 3.8 hereof shall survive until ninety (90) days following the expiration of all applicable statutes of limitations governing the Companies' Taxes or Returns.

          8.2 AGREEMENT TO INDEMNIFY BY SELLERS. The Sellers, severally and jointly, hereby agree to indemnify and hold the Purchaser harmless against all claims, losses, liabilities, damages, deficiencies, costs and expenses, including reasonable attorneys' fees and expenses of investigation (hereinafter individually a "Loss" and collectively "Losses") incurred by the Purchaser as a result of (i) any breach of a representation, warranty or obligation of the Sellers contained in Article III hereof, (ii) any failure by the Sellers to perform or comply with any covenant contained herein, or (iii) any failure to disclose or delivery of incorrect or misleading material information during the due diligence process; provided, that no such representation or warranty shall be deemed breached (for purposes of this Article VIII only and not for purposes of the conditions to the obligations of the Purchaser to purchase the Shares under Article VII) with respect to information disclosed in the Disclosure Schedule delivered by the Sellers at the Closing to the extent such schedule provides exceptions to any representation or warranty.

          8.3 AGREEMENT TO INDEMNIFY BY PURCHASER. The Purchaser hereby agrees to indemnify and hold the Sellers harmless against all claims, losses, liabilities, damages, deficiencies, costs and expenses, including reasonable attorneys' fees and expenses of investigation (hereinafter individually a "Loss" and collectively "Losses") incurred by the Sellers as a result of (i) any breach of a representation, warranty or obligation of the Purchaser contained in
Article IV hereof, or (ii) any failure by the Purchaser to perform or comply with any covenant contained herein.

                                   ARTICLE IX

                        TERMINATION, AMENDMENT AND WAIVER

          9.1 TERMINATION. This Agreement may be terminated and the Share Purchase abandoned at any time prior to the Closing:

          (a) by mutual written consent of the Purchaser and either of the Sellers;

          (b) by the Purchaser if (i) it is not in material breach of its obligations under this Agreement and there has been a material breach of any representation, warranty, covenant or agreement contained in this Agreement on the part of the Sellers and such breach has not been cured within five business days after written notice to the Sellers or (ii) there shall be any final action taken, or any statute, rule, regulation or order enacted, promulgated or issued or deemed applicable to the Share Purchase by any Governmental Entity, which would prohibit the Purchaser or any of the Companies from owning or operating all or a material portion of the business of such Company, or compel the Purchaser or any of the Companies to dispose of or hold separate all or a material portion of the business or assets of such Company or the Purchaser as a result of the Share Purchase.

          (c) by the Sellers if they are not in material breach of their obligations under this Agreement and there has been a material breach of any representation, warranty, covenant or agreement contained in this Agreement on the part of the Purchaser and such breach has not been cured within five days after written notice to the Purchaser; or

          (d) by any party hereto if: (i) the Closing has not occurred by August 31, 1998; (ii) there shall be a final, non-appealable order of a federal or state court in effect preventing consummation of the Share Purchase; or (iii) there shall be any final action taken, or any statute, rule, regulation or order enacted, promulgated or issued or deemed applicable to the Share Purchase by any Governmental Entity which would make consummation of the Share Purchase illegal.

          9.2  EFFECT OF TERMINATION.

          (a) In the event of termination of this Agreement as provided in
Section 9.1, this Agreement shall forthwith become void and there shall be no liability or obligation on the part of the Purchaser or the Sellers, or their respective officers or agents, except to the extent that such termination results from the breach by a party hereto of any of its representations, warranties, covenants or agreements set forth in this Agreement.

          9.3 AMENDMENT. This Agreement may be amended by the parties hereto at any time by execution of an instrument in writing signed by or on behalf of each of the parties hereto.

          9.4 EXTENSION; WAIVER. At any time prior to the Closing, any party hereto may, to the extent legally allowed, (i) extend the time for the performance of any of the obligations or other acts of the other parties hereto,
(ii) waive any inaccuracies in the representations and warranties made to such party contained herein or in any document delivered pursuant hereto and (iii) waive compliance with any of the agreements or conditions for the benefit of such party contained herein. Any agreement on the part of a party hereto to any such extension or waiver shall be valid only if set forth in an instrument in writing signed on behalf of such party.

                                    ARTICLE X

                                  MISCELLANEOUS

          10.1 NOTICES. All notices and other communications hereunder shall be in writing and shall be deemed given if delivered personally or by commercial delivery service, or mailed by registered or certified mail (return receipt requested) or sent via telecopy to the parties at the following addresses (or at such other address for a party as shall be specified by like notice):

          If to the Purchaser:     American Bankers Insurance Group. Inc.
                                   11222 Quail Roost Drive
                                   Miami, FL 33157-6596
                                   Attention: Loren C. Berot, Esq.
                                   Fax: 305-256-7151

          with a copy to:          Jorden Burt Boros Cicchetti Berenson
                                      & Johnson LLP
                                   777 Brickell Avenue, Suite 500
                                   Miami, FL 33131-2803
                                   Attention: David P. Sofge, Esq.
                                   Fax: 305-372-9928

          If to the Sellers:       David K. Johnston
                                   Sherry L. Scott
                                   4793 Baywood Point Drive South
                                   Gulfport, FL 33711
          with a copy to:          Vorys, Sater, Seymour and Pease
                                   52 East Gay Street
                                   Columbus, OH 43216-1008
                                   Attention: James A.Yano, Esq.
                                   Fax: 614-464-6350

          10.2 INTERPRETATION. When a reference is made in this Agreement to Exhibits, such reference shall be to an Exhibit to this Agreement unless otherwise indicated. The words "include," "includes" and "including" when used herein shall be deemed in each case to be followed by the words "without limitation." The table of contents and headings contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement.

          10.3 COUNTERPARTS. This Agreement may be executed in one or more counterparts, all of which shall be considered one and the same agreement and shall become effective when one or more counterparts have been signed by each of the parties and delivered to the other party, it being understood that all parties need not sign the same counterpart.

          10.4 MISCELLANEOUS. This Agreement and the documents and instruments and other agreements among the parties hereto including all lists and statements separately certified in writing by the Sellers or the Purchaser (a) constitute the entire agreement among the parties with respect to the subject matter hereof and supersede all prior agreements and understandings, both written and oral, among the parties with respect to the subject matter hereof; and (b) are not intended to confer upon any other person any rights or remedies hereunder, except as otherwise specifically provided.

          10.5 BINDING EFFECT; BENEFIT; ASSIGNMENT. This Agreement shall inure to the benefit of and be binding upon the parties hereto and their respective successors and permitted assigns, but neither this Agreement nor any of the rights, interests or obligations hereunder shall be assigned by any of the parties hereto without the prior written consent of the other parties. Notwithstanding anything in this Section 10.6 to the contrary, it is expressly understood and agreed that the Purchaser may assign this Agreement and its rights, interests and obligations hereunder to any Affiliate of the Purchaser, provided, however, that no such assignment shall release the Purchaser from any of its obligations under this Agreement without the prior written consent of the Sellers.

          10.6 SEVERABILITY. If any term, provision, covenant or restriction contained in this Agreement is held by a court of competent jurisdiction or other authority to be invalid, void, unenforceable or against its regulatory policy, the remainder of the terms, provisions, covenants and restrictions contained in this Agreement shall remain in full force and effect and shall in no way be affected, impaired or invalidated.

          10.7  GOVERNING LAW; WAIVER OF JURY TRIAL.

          (a) This Agreement shall be deemed to be made in and in all respects shall be interpreted, construed and governed by and in accordance with the Law of the State of Florida without regard to the conflict of law principles thereof.

          (B) EACH OF THE PARTIES HERETO ACKNOWLEDGES AND AGREES THAT ANY CONTROVERSY WHICH MAY ARISE UNDER THIS AGREEMENT IS LIKELY TO INVOLVE COMPLICATED AND DIFFICULT ISSUES, AND THEREFORE EACH SUCH PARTY HEREBY IRREVOCABLY AND UNCONDITIONALLY WAIVES ANY RIGHT SUCH PARTY MAY HAVE TO A TRIAL BY JURY IN RESPECT OF ANY LITIGATION DIRECTLY OR INDIRECTLY ARISING OUT OF OR RELATING TO THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED BY THIS AGREEMENT. EACH PARTY CERTIFIES AND ACKNOWLEDGES THAT (I) NO REPRESENTATIVE, AGENT OR ATTORNEY OF ANY OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTY WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE THE FOREGOING WAIVER, (II) EACH PARTY UNDERSTANDS AND HAS CONSIDERED THE IMPLICATION OF THIS WAIVER, (III) EACH PARTY MAKES THIS WAIVER VOLUNTARILY, AND (IV) EACH PARTY HAS BEEN INDUCED TO ENTER THIS AGREEMENT BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION 10.7.

          (c) Each of the parties hereto agrees that, in connection with any legal suit or proceeding arising with respect to this agreement, it shall submit to the jurisdiction of the United States District Court for the Middle District of Florida (Tampa), it shall accept venue in such Court, and it further agrees that service of process commencing any suit therein may be made as provided in
Section 10.1 of this Agreement.

          IN WITNESS WHEREOF, the Purchaser, by its duly authorized officer, and the Sellers have executed this Agreement as of the date first written above.


                                  AMERICAN BANKERS INSURANCE
                                  GROUP, INC.



                                  By:
                                      --------------------------------------
                                      Arthur W. Heggen
                                      Executive Vice President and Secretary





                                      --------------------------------------
                                      David K. Johnston





                                      --------------------------------------
                                      Sherry L. Scott